Exhibit 99.1

TRIANGLE PETROLEUM ANNOUNCES PRICING OF $450 MILLION OFFERING OF SENIOR NOTES

DENVER, Colorado, July 15, 2014 — Triangle Petroleum Corporation (“Triangle” or the “Company”) (NYSE MKT: TPLM) announces today that Triangle USA Petroleum Corporation (“TUSA”), the Company’s wholly-owned E&P subsidiary, has priced a private placement of $450 million aggregate principal amount of 6.75% senior unsecured notes due 2022 (“Notes”). The Notes were sold at par. The size of the offering was increased to $450 million from the previously announced $350 million due to high demand. The Notes offering is expected to close on July 18, 2014, subject to customary closing conditions.

TUSA intends to use the net proceeds from the Notes offering to pay down its second lien credit facility, to reimburse Triangle for capital contributions to TUSA in connection with closing the acquisitions of Williston Basin properties previously announced on May 14, 2014, to repay outstanding debt under TUSA’s senior credit facility, and for other general corporate purposes.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The Notes will be offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

This press release is for informational purposes and does not constitute an offer to sell or a solicitation of an offer to buy the Notes described herein, nor shall there be any sale of these Notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Triangle

Triangle (NYSE MKT: TPLM) is a vertically integrated, growth oriented energy company with a strategic focus on developing the Bakken Shale and Three Forks formations in the Williston Basin of North Dakota and Montana.

Forward-Looking Statements Disclosure

The information presented in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors that could cause actual results to differ materially from the results contemplated by the forward-looking statements include, but are not limited to, the risks discussed in the Company’s annual report on Form 10-K and its other filings with the Securities and Exchange

Commission. The forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no obligation to update any forward-looking statement as a result of new information, future developments, or otherwise.

Contact

Triangle Petroleum Corporation
Justin Bliffen, Chief Financial Officer
303-260-7125
info@trianglepetroleum.com